Exhibit 10.27

 NOMINATION RIGHTS AGREEMENT

This Nomination Rights Agreement ("Agreement") is made as of June 19, 2024

BETWEEN:

ABOVE FOOD INGREDIENTS INC., an Alberta corporation (the "Company")

- and -

GRUPO EMPRESARIAL ENHOL, S.L., a Spanish company ("Enhol")

WHEREAS Above Food Corp. ("Above Food") has entered into a Share Sale and Purchase and Exchange Agreement dated June 13, 2024 pursuant to which Enhol shall sell all of its common stock in Brotalia, S.L.As ("Brotalia") to Above Food (the "Purchase and Sale");

AND WHEREAS in connection with the Purchase and Sale, Above Food issued to Enhol 5,253,351 common shares in its capital (the "Consideration Shares");

AND WHEREAS Above Food and the Company entered into a business combination agreement dated April 29, 2023, as amended on March 12, 2024 (the "Business Combination Agreement") with Bite Acquisition Corp. ("Bite"), a special purpose acquisition company, and Above Merger Sub. Inc. (“Merger Sub”), a subsidiary of the Company (the "Business Combination"). Pursuant to the Business Combination Agreement, the Company, Above Food, Bite and Merger Sub will complete a plan of arrangement in accordance with Part 15 of the ABCA (the “Arrangement”), whereby, amongst other things, the shareholders of Above Food will transfer and assign all of the issued and outstanding equity of Above Food to the Company in exchange for common shares of the Company (the “Common Shares”), Class A Earnout Shares and Class B Earnout Shares of the Company and immediately following the Arrangement, Above Food will become a direct and wholly owned subsidiary of the Company and Merger Sub will merge with and into Bite (the “Merger”), with Bite continuing as the surviving corporation of the Merger and a direct and wholly owned subsidiary of the Company;

AND WHEREASon June 13, 2024 Enhol entered into a subscription agreement with Above Food (the "Subscription Agreement") and has committed to fund Above Food, under such Subscription Agreement, a total amount of USD $5,000,000. For the avoidance of any doubt, (i) the execution of the Subscription Agreement and the disbursement of the committed amount under such agreement are subject to and conditional upon (a) the effective execution of the Purchase and Sale Agreement, and (b) completion of the closing as provided in the Purchase and Sale Agreement and (ii) without prejudice to (i) above and to the Subscription Agreement being entered into on June 12, 2024, the subscription and acquisition by Enhol of the Common Shares as provided under the Subscription Agreement is a stand-alone transaction, independent from the sale and purchase of the Consideration Shares governed under the Purchase and Sale and the consideration payable thereunder is unrelated to that set forth herein;

AND WHEREAS following the closing of the Purchase and Sale and the issuance of the Common Shares pursuant to the Subscription Agreement, Enhol will beneficially own an aggregate of 7,630,433 Common Shares.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

Article 1
INTERPRETATION

1.1	Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Act” means the Business Corporations Act (Alberta).

“Board” means the board of directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday, statutory holiday or a day on which the principal commercial banks located in the City of Regina, Saskatchewan or Calgary, Alberta are not open for business during normal banking hours.

“Canadian Securities Laws” means the applicable securities legislation of each of the provinces and territories of Canada and all published regulations, policy statements, orders, rules, instruments, rulings and interpretation notes issued thereunder or in relation thereto, as the same may hereafter be amended from time to time or replaced.

“Common Shares” means the common shares in the authorized structure of the Company issued and outstanding from time to time and includes any common shares that may be issued hereafter.

“Company” shall have the meaning set out in the preamble hereto.

“Enhol” shall have the meaning set out in the preamble hereto.

“Nominee” shall have the meaning set out in Section 2.1(a).

“Observer” means a person the shareholder can appoint who will be entitled to attend any and all meetings of the Board. Such person will have full rights to participate at all such meetings and to receive notice and all materials in respect thereof (or any other materials distributed to the Board) at the same time as the Board, but will not under any circumstance be entitled to vote at any such meeting.

“Permitted Transferees” means an “Affiliate” of Enhol, as defined under the Business Corporations Act (Alberta).

“Subscription Agreement” has the meaning set out in the recitals hereto.

1.2	Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)	the terms “Agreement”, “this Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an “Article” or “Section” followed by a number or letter refer to the specified Article or Section to this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean “including without limitation”;

(f)	the terms “party” and “the parties” refer to a party or the parties to this Agreement;

(g)	any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;

(h)	any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(i)	all references to a percentage ownership of Common Shares shall be calculated on a non-diluted basis;

(j)	any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(k)	whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

1.3	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, between the parties. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in this Agreement.

1.4	Time of Essence

Time shall be of the essence of this Agreement.

1.5	Governing Law and Submission to Jurisdiction

(a)            This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Alberta and the federal laws of Canada applicable in that province.

(b)            Each of the parties irrevocably and unconditionally: (i) submits to the non-exclusive jurisdiction of the courts of the Province of Alberta over any action or proceeding arising out of or relating to this Agreement; (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts; and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

1.6	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Article 2
BOARD OF DIRECTORS

2.1	Nomination Right

(a)            During the term of this Agreement, the size of the Board shall be fixed by resolution of the directors at seven directors.

(b)            Upon closing of the Business Combination and for as long as Enhol (or its Permitted Transferees) holds at least 50% of the total number of Common Shares Enhol beneficially owns on the date hereof, as adjusted for any stock splits, stock dividends, reorganizations or recapitalizations, Enhol shall be entitled to designate one nominee (a “Nominee”) to the Board who shall be an individual eligible to serve as a director of a Canadian public company and pursuant to the Act for election or appointment to the Board.

(c)            Provided that no Nominee has been appointed to the Board, Enhol shall have the right to appoint an Observer to the Board.

(d)            The remaining six directors are to be nominees of the Company's management.

(e)            The Company shall advise Enhol of the date on which proxy solicitation materials are to be mailed for the purpose of any meeting of shareholders at which directors of the Company are to be elected at least 20 Business Days prior to such mailing date and Enhol shall advise the Company of its Nominee at least 10 Business Days prior to the mailing date. If Enhol does not advise the Company of the identity of any Nominee prior to any such deadline, then Enhol will be deemed to have nominated its incumbent nominee, unless Enhol notifies the Company in writing that it does not wish to nominate any Nominee for such election.

(f)            Enhol shall provide the Company with the information regarding such Nominee (including the number of Common Shares owned or controlled by such Nominee) that the Company is required to include in an information circular of the Company to be sent to shareholders of the Company in respect of any meeting of shareholders at which directors of the Company are to be elected and such other information, including a biography of such Nominee, that is consistent with the information the Company intends to publish about Management Nominees as directors of the Company in such information circular. Concurrently with delivery of such information, a duly completed and executed personal information form in respect of the proposed Nominee, if required, shall be filed with the relevant stock exchange.

(g)            Provided that the Nominee is financially literate (as such term is defined in National Instrument 52-110 – Audit Committees), the Company shall use best efforts to include the Nominee on the audit committee of the Company.

(h)            The rights granted in this section shall automatically terminate immediately upon Enhol no longer being entitled to nominate a director in accordance with Section 2.1(b). For greater certainty, where Enhol's right to include a Nominee among the Board's nominees as a director of the Company is terminated, the resulting vacancy in the slate of the Board's nominees shall be filled by a nominee of the Company's management.

(i)            In the event that the Nominee shall cease to serve as a director of the Company, whether due to such Nominee’s death, disability, resignation or removal, the Company shall cause the Board to promptly appoint a replacement Nominee designated by Enhol to fill the vacancy created by such death, disability, resignation or removal, provided that Enhol remains eligible to designate a Nominee.

2.2	Conditions

(a)            The Nominee shall, at all times while serving on the Board, meet the qualification requirements to serve as a director under the Act, applicable Canadian Securities Laws, securities laws applicable in the United States and the rules of any stock exchange on which the Common Shares are then listed.

(b)            No Nominee may be a person who has been convicted of an indictable offence or a crime involving moral turpitude or a person who is not acceptable to any stock exchange on which the Common Shares are then listed or a securities regulatory authority having jurisdiction over the Company.

2.3	Management to Endorse and Vote

(a)            The Company shall use commercially reasonable efforts to ensure that the Nominee is elected to the Board, including soliciting proxies in support of their election, should it do so for any other director, and taking the same actions taken by the Company to ensure the election of the other nominees selected by the Board for election to the Board.

(b)            The Company agrees that management of the Company shall, in respect of every meeting of the shareholders at which directors of the Company are to be elected, and at every reconvened meeting following an adjournment or postponement thereof, endorse and recommend the Nominee identified in the proxy materials for election to the Board, and shall vote the Common Shares and any other shares of the Company entitled to vote in the election of directors in respect of which management is granted a discretionary proxy in favour of the election of such Nominee to the Board at every such meeting, and the Company shall use its commercially reasonable efforts to cause management to vote their Common Shares and any other shares of the Company entitled to vote in the election of directors in favour of the election of such Nominee to the Board at every such meeting.

2.4	Investor to Endorse and Vote

In the event that a Nominee is included as a director nominee of management (a “Management Nominee”) in connection with a meeting of the shareholders at which directors of the Company are to be elected, Enhol covenants and agrees that it will vote its Common Shares in favour of all Management Nominees, including its Nominee, at such meeting.

2.5	Directors’ Liability Insurance

A Nominee shall be entitled to the benefit of any directors’ liability insurance and indemnity to which other directors of the Company are entitled.

Article 3
MISCELLANEOUS

3.1	Termination

This Agreement shall terminate and all rights and obligations hereunder shall cease immediately at such time as Enhol ceases to hold Common Shares representing less than 50% of the total number of Common Shares Enhol beneficially owns on the date hereof, as adjusted for any stock splits, stock dividends, reorganizations or recapitalizations.

3.2	Notices

(a)            Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by e-mail or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(i)	in the case of Enhol:

Grupo Empresarial Enhol, S.L.

C/ Frauca nº 13, Tudela, Navarra (Spain)

Attention:  Gonzalo Oliver Amatriain
E-mail:         goliver@enhol.es

(ii)	in the case of the Company:

Above Food Ingredients Inc.

1600, 421 7th Avenue SW,

Calgary, Alberta, T2P 4K9, Canada.

Attention:  Lionel Kambeitz, Chief Executive Officer
E-mail:         lionel@abovefood.com

(b)            Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. (Calgary time) at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c)            Either party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 3.2.

3.3	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

3.4	Assignment

No party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other party.

3.5	Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by and against the parties and their respective successors or heirs, executors, administrators and other legal personal representatives, and permitted assigns.

3.6	Application of this Agreement

The terms of this Agreement shall apply mutatis mutandis to any shares or other securities resulting from the conversion, reclassification, redesignation, subdivision, consolidation or other change to any of the Common Shares held by Enhol.

3.7	Public Filing

The parties hereby consent to the public filing of this Agreement if any party is required to do so by law or by applicable regulations or policies of any regulatory agency of competent jurisdiction or any stock exchange.

3.8	Expenses

Except as otherwise expressly provided in this Agreement, each party will pay for its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated herein, including the fees and expenses of legal counsel, financial advisors, accountants, consultants and other professional advisors.

3.9	Further Assurances

Each of the parties shall, from time to time hereafter and upon any reasonable request of the other, promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement.

3.10	Right to Injunctive Relief

The parties agree that any breach of the terms of this Agreement by either party would result in immediate and irreparable injury and damage to the other party which could not be adequately compensated by damages. The parties therefore also agree that in the event of any such breach or any anticipated or threatened breach by the defaulting party, the other party shall be entitled to equitable relief, including by way of temporary or permanent injunction or specific performance, without having to prove damages, in addition to any other remedies (including damages) to which such other party may be entitled at law or in equity.

3.11	Counterparts and Electronic Signatures

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts, with the same effect as if each party had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

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IN WITNESS WHEREOF this Agreement has been executed by the parties on the date first written above.

ABOVE FOOD INGREDIENTS INC.

by	/s/ Lionel Kambeitz
	Name:	Lionel Kambeitz
	Title:	Chief Executive Officer

GRUPO EMPRESARIAL ENHOL, S.L.

by	/s/ Gonzalo Oliver Amatriain
	Name:	Gonzalo Oliver Amatriain
	Title:	Authorized Signatory